EXHIBIT 99.2
                           ASTA FUNDING, INCORPORATED

                              MODERATOR: GARY STERN
                                   MAY 9, 2006
                                   10:30 AM CT


Operator:             Good morning. My name is (Cheryl) and I will be your
                      conference operator today. At this time I would like to welcome everyone to the Asta Funding, Incorporated Second
                      Quarter Financial Results conference call. All lines have been placed on mute to prevent any background noise.

                      After the speaker's remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

                      Thank you. Mr. Lowensteiner you may begin your conference.

Adam Lowensteiner:    Thank you (Cheryl). Good morning and thank you all for
                      joining us for Asta Funding's quarterly conference call to discuss the results for the second quarter and six months results ended March 31, 2006. By now all of you should have had the opportunity to review the press release discussing the financial results, but if you have not please call Wolfe Axelrod Weinberger Associates at
                      212-370-4500 and we will immediately send it to you either by fax or e-mail.

                      Before I ask our host Gary Stern, CEO, and Mitchell Cohen, CFO of Asta Funding to discuss the current results let me take a few minutes to read the forward looking statement.
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                      Except for historical information containing herein the
                      matter set forth in this conference call are forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although Asta Funding believes the expectations reflected in such forward looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized.

                      Forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding expectations. Factors that could contribute to such differences include those identified in Asta Funding's Form 10-K for the fiscal year ended September 30, 2005 and those described from time to time in Asta Funding's other filings with the Securities and Exchange Commission, news releases and other communications including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all and may not be able to continue its quarterly dividend program.

                      Asta Funding's reports with the Securities and Exchange Commission are available free of charge through its website at www.astafunding.com. With that out of the way let me turn the discussion over to Gary Stern, President and Chief Executive Officer of Asta Funding. Gary?

Gary Stern:           Thank you Adam. I'd also like to mention Arthur Stern,
                      Chairman of the Board, is with us this morning as well.
                      Good morning everyone. Thank you for joining Asta's Second
                      Quarter conference call.

                      I'm pleased to report another quarter of record results. Our revenue and earnings showed excellent growth and has been fueled by the increase of our book of business as well as our collections so much so that on our second quarter our net collections were $55.6 million, the best performing quarter in Asta's history.

                      For the second quarter ended March 31, 2006 we purchased consumer receivable portfolios with aggregate charge off balances or face value of approximately $351.2 million at an aggregate cost of $18.8 million which was financed primarily through cash flows from operating activities and our credit facility.

                      Purchases for the six months amounted to approximately $2.5 billion in face value at an aggregate purchase price of approximately $121.2 million. As important, our fiscal third quarter has started off fast as we have already purchased $1.1 billion face value receivables at a cost of approximately $24.3 million.

                      Additionally, our purchases during the second quarter and the first few weeks of our fiscal third quarter included portfolio buys from new relationships. Asta will continue to reap the benefits of its close relationships to seek opportunities to make additional acquisitions which has helped the company in many instances of not just finding paper to purchase but also acquiring those that meet its strict pricing criteria which is strictly driven by our desired rate yields, and we will continue with this discipline and opportunistic approach.

                      Pricing remains competitive. However, we have been able to purchase $3.6 billion of receivables for the period beginning October 1, 2005 through today at an aggregate cost of $145.5 million. Asta continues to have low overhead costs with our monthly expenses being fairly fixed at $1.6 to $1.7 million. Our business model remains very scalable and our flexibility for buying portfolios continues to be strong because of our low overhead.

                      Our balance sheet continues to be strong. At the end of the second quarter our capital structure remained very sound with $164.8 million in shareholders' equity and nearly $53 million of unused credit facility, leaving Asta with the necessary resources and flexibility to move swiftly and opportunistically as may be necessary.

                      As for our financial performance, Asta reported record revenues for the quarter of $24.8 million, a 49% increase over revenues of $16.7 million for the second quarter of Fiscal Year 2005. This was driven by extremely strong net collections of $55.6 million in the quarter, an increase of 32% from the prior year quarter of $42.2 million.

                      Revenues for the six month period ended March 31, 2006 were $45.1 million, up 48% from revenues of $30.5 million in the same period one year ago. Cash collections during the six months ended March 31, 2006 were $101.8 million, up 29% from $79 million in the prior year period.

                      During the second quarter, collections represented by account sales were $12.3 million, or 22% of net collections as compared to $9.5 million in the quarter ended March 31, 2005. For the six months, collections represented by account sales totaled $26.3 million or 26% of total net collections as compared to $24.5 million or 31% of net collections in the same period a year ago.

                      Total overhead expenses excluding interest increased to $4.8 million, up from $3.9 million in the same quarter one year ago. This represents a 23.5% increase which is primarily from higher receivables servicing costs, printing, postage, data processing, core salaries and related benefits, and telephone charges slightly offset by lower professional fees and postage charges for the quarter.
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                      The company continues to benefit from outsourcing a
                      majority of its collections. As a result, the company can continue to make portfolio purchases without the need to add significant personnel or infrastructure. As previously mentioned, we expect these expense levels to remain in the $1.6 to $1.7 million per month range during the remainder of Fiscal 2006.

                      Interest expense increased by $806,000 to $1,302,000 during the quarter as compared to the same period in the prior year and was due to an increase in the weighted average outstanding borrowings by Asta under its line of credit which was $61 million during the quarter, up from a weighted average borrowings of $37 million during the same quarter last year coupled with higher interest rates.

                      As a result of excellent revenue growth and continued expense control, Asta's pre-tax income reached $18.7 million in the quarter, up 52.6% from prior year results of $12.2 million. For the six months period ended March 31, 2006 pre-tax income was $34.3 million, an increase of 51.8% from $22.6 million in the same period one year ago.

                      Asta's tax rate for the quarter was approximately 41%. These rates were in line with our expectations and believe those rates will be the same during the remainder of Fiscal 2006.

                      Net income was $11.1 million during the second quarter, increasing 52.5% compared to $7.3 million in the second quarter of Fiscal 2005. Net income for the six months period was $20.4 million, up from $13.5 million or 51.7%.

                      We reported fully diluted earnings per share of 76 cents for the second quarter, a 49% increase over the prior year quarter's 51 cents per share. For the six months period ending March 31, 2006 earnings per share was $1.40, up 48.9% from 94 cents during the same period one year ago.

                      As mentioned, Asta's balance sheet continues to remain financially strong. At the quarter's end shareholders' equity totaled $164.8 million, up from $128.3 million at March 31, 2005. Tangible book value per share was $12.10 at the end of the second quarter, an increase sequentially from $11.33 per share at the end of the last quarter and up from approximately $9.46 per share at the end of the second quarter of Fiscal 2005.

                      Debt at the end of the quarter was $72 million, down from $91.7 million at the end of the prior quarter.

                      To reiterate, Asta's unique business model where we outsource a vast majority of our collection efforts enables us to maintain a streamlined infrastructure, affording us tremendous operating leverage and flexibility as we continue to grow.

                      We believe strongly in this model as it has proven worthy, especially as seen in today's record results. Our disciplined approach continues to prove itself each and every quarter. In fact, the return on average equity during the quarter was 27.9% on an annualized basis.
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                      We believe that our business model is highly successful
                      and we will continue to remain patient and disciplined when making portfolio purchases. Our business model thankfully offers us the flexibility to bid on portfolios that we believe will continue to meet our desired returns and grant shareholders high growth as experienced during the first half of Fiscal 2006.

                      Additionally, we are currently in negotiations for a new increased facility on more favorable terms and have agreed to a 60 day extension until a new agreement can be finalized.

                      To summarize, I am very proud of the accomplishments we have made this fiscal year to date by producing record revenues and record earnings, expanding our book of business by purchasing $3.6 billion of face value, issuing a regular quarterly dividend, making inroads to new sellers, and keeping our capital structure properly positioned for additional portfolio purchases that may arise.

                      I'd like to thank all of our employees for their efforts and continued loyalty to Asta. That concludes our formal remarks. We'd like to open the call for questions.

                      Due to enormous growth and interest in Asta Funding and (unintelligible) to be able to take everyone's questions, we ask you limit your questions to one person with one follow up. Now I would like to open the discussion to anyone who has any questions. Thank you.

Operator:             At this time I would like to remind everyone, in order to
                      ask a question, please press star then the number 1 on your telephone keypad.

                      Your first question comes from the line of Audrey Snell with Think Equity Partners.

Audrey Snell:         Congratulations on a nice quarter. I had a quick question
                      on your composition of your purchases. There's a wide range of costs here and I was just wondering what kind of paper you're buying at various costs, Gary?

Gary Stern:           We bought a combination of paper. We purchased some
                      credit card paper, not that much credit card paper, we bought a telecomm paper. We also bought a significant amount of consumer finance paper from a new seller which is a new relationship, and a significant amount of retail and store contracts from someone we purchased a large portfolio from about four to five years ago.

                      In addition to that - I apologize - we also last quarter purchased about $55 million in judgments, credit card judgments.

Operator:             Your next question comes from the line of Steve Delaney
                      with Flagstone Securities.

Steve Delaney:        Good morning, Gary. And again, I share Audrey's
                      comment on congrats on just another great quarter. The sequential growth in the cash collections, you're up 20% from the first quarter of the year and obviously at a record. How much of that is just the normal seasonal pick up that you get here because of tax refunds or whatever, and did any of it come or can you quantify how much of it might have been early returns off that big batch of purchases you made in the first quarter, that $102 million?

                      Are we already seeing the benefit of that or will that, you know, be a little later in the year?

Mitchell Cohen:       Hey Steve, it's Mitch.

Steve Delaney:        Hey Mitch.

Mitchell Cohen:       How are you?

Steve Delaney:        Good, thanks.

Mitchell Cohen:       You had several questions there. The points that I
                      noted are yes, the first quarter is generally very strong but more importantly I believe the first quarter purchase have contributed, you know, I don't want to say significantly but have contributed to the growth in the collections year over year.

                      The first quarter buys are turning out, you know, the initial returns on the first quarter buys have been very, very successful. But again, we only have one quarter under our belts so we'll keep looking at them but we're very, very happy at the moment on those buys.

Steve Delaney:        Okay, great. Alright, thanks. I'll leave it for somebody
                      else.

Mitchell Cohen:       Okay, thank you Steve.

Steve Delaney:        Sure.

Operator:             Your next question comes from the line of Bill Dezellem
                      with Tieton Capital Management.

Bill Dezellem:        Thank you. Relative to the credit facility, are
                      you anticipating that as you renew that facility that it will be expanding in terms of total size given the purchases that you're making or are you feeling that the current size is enough capacity?

Mitchell Cohen:       Hey Bill, it's Mitch.

Bill Dezellem:        Hello Mitch.

Mitchell Cohen:       The reason for the increase is really because we
                      want to have the latitude to be able to go out and buy portfolios that come up if there's something that's real significant. With our normal month to month buying we're pretty happy where our credit facility is.

                      But in order to do something on a grander scale, if something should come up in that particular opportunity, we want to have the availability. So we're putting the touches on that, you know, in the next 30 days or so.

Bill Dezellem:        And do you have a number of what you expect to expand
                      that credit facility up to?

Mitchell Cohen:       Actually I don't because we're negotiating it. But it's
                      higher than 125.

Bill Dezellem:        Okay, great. Thank you.

Mitchell Cohen:       Thank you Bill.

Operator:             Your next question comes from the line of James O'Brien
                      with Ryan Beck
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James O'Brien:        Yes, good morning. Not to quibble here, but with
                      the $4.8 million in operating expenses in the quarter, it was about $800,000 higher than it normally is. Can you explain some of the reasons for it, but can you kind of give us where most of that maybe, say $800,000 higher came from?

Gary Stern:           I can give you where the bulk of it is.

James O'Brien:        Okay.

Gary Stern:           When you buy that much paper in one particular
                      quarter there are a lot of postage fees and other various fees that add up, mailing, postage, just add up to a large number. The reason for the bump up is really, it's really mostly in that particular line.

                      Of course the other lines go up as well, you know, salaries have gone up plus the living is there as well. We're holding our professional fees down at the moment. We recently hired an in-house attorney to handle some of the work that we used to farm out.

                      I would hope that one of our biggest problems be that we have mailing costs that are up. That means we're buying a lot of portfolios.

James O'Brien:        Right. Okay. And then one other question on the
                      re-sales - they seem to be coming down. Can you talk a little bit about what's going on there and maybe explain to some investors who think that, you know, reselling is, you know, "flipping portfolios" in to a hot market versus probably, I would assume your take is it's more a part of your ongoing strategy and your opportunistic - can you talk a little bit about, like I said, the drop in re-sales and what you're seeing there?

Mitchell Cohen: The drop in re-sales is not because - James, as you know and other people on this call know it can't be all the time. It's not because we elected to sell less paper. It's because this is the way the business runs. We see an opportunity to sell some paper, we sell some paper.

                      Yes, prices are up and we probably could have sold more paper at higher prices. However, we still believe the paper that we have will yield us much higher returns over a longer period of time. So there's really never a need to sell paper.

                      Sometimes opportunistically someone will come in and say to us, "Well we'll give you three, four times what you paid for it," or something like that so, you know, maybe we'll do a sale like that. Sales are a normal part of our business. Whether they're down this quarter from the quarter before and the quarter before or the year before is not really indicative of next quarter because, as I said, as I tell everybody, we do this opportunistically.

Gary Stern:           And I want to clarify - this is Gary - we don't
                      flip paper. We don't buy paper today and sell it two days later for a profit. We decide when we sell it, we could sell paper opportunistically. It could be 90 days, it could be five years later. So we don't just buy paper and flip it the next day. That is not what we do.

Mitchell Cohen:       That's not our business. That's not our business
                      model. Our business model is to maximize the best part of the portfolio, the best part of the portfolio accounts, portfolio's accounts I should say, and sell off the inferior pieces of the portfolio once it's identified.

Operator:             Your next question comes from the line of Justin Hughes
                      with Philadelphia Financial.

Justin Hughes:        Good morning. Thanks for taking my questions and
                      congratulations as well.

Gary Stern:           Thank you.

Justin Hughes:        I wanted to ask, you're now recognizing about 45%
                      of your collections as revenue and that's been trending up over the last two years, and it's the exact opposite trend we saw at one of your competitors that reported this morning. I just wondered if you could comment on that trend and where you think it's going.

MitchellCohen:        I can't comment on theirs. I actually didn't even
                      see theirs to be honest with you. The revenue recognition is a function of what you pay for the - in our case it's a function of what you pay for your portfolio and your expectations thereon.

                      So we believe that what we purchased in the first quarter and second quarter are good buys and those are reflected in our revenue recognition rates. In some instances in the past we have recognized slightly lower - in some quarters it's been 38, in some quarters it's been 42, right now we're at 44.3.

                      I really wouldn't want to say what the trend is but I can always saw - it's all dependent upon the paper we buy and what our expectations on the paper is. So hopefully that answers that question.

Operator:             Your next question comes from the line of James Leonard
                      with Leonard Management.

James Leonard:        Good morning guys, or afternoon now I guess. And
                      I just want to add to the chorus of kudos, outstanding job. The question is consistently the analysts have underestimated your operating results by a pretty good margin. And I just wondered, you know, what's the financial community missing in your business plan? Is there any help you can give us so we can come up with better estimates?

MitchellCohen:        I wish I knew the answer to that question. It's
                      Mitch. But I don't know that anybody is really missing, you know, we don't offer any guidance and we don't really plan on giving any guidance, so these numbers are really the - they're really based off a lot of things, one is your cumulative buys and your collection rates.

                      So if one of those variables is off by a little bit you're going to come up with a different number. I can't really pin it down for you any better than that. Hopefully the investment community will understand that...

Gary Stern:           Yeah Jim, let me just interject. We've said this
                      many times before and I repeat it, we feel extremely happy with our model. We do not have large overhead and we can, as I mentioned before, if we're fortunate enough to find the right portfolios to buy at the right price we can grow this business by as much paper as is available at the right prices we (unintelligible) with without much increase in overhead.

                      So we've set this model up to not be dependent upon hiring collectors or hiring a lot of employees as we buy paper. We've absorbed all of these purchases this year with maybe one or two extra employees and that's all. The collections agencies and law firms we have still have capacity. There are many others we want to do business with that are available.

                      The key to this business is purchasing the paper at attractive prices and then knowing what to do with it. And we feel we're great at both and we need to stay disciplined which we always have been and we will continue to stay disciplined.

                      We don't know what the financial community, you know, how they look at it and hopefully they'll continue to look at this more favorably.

James Leonard:        Okay, thank you. Again, great job.

Gary Stern:           Thank you.

Mitchell Cohen:       Thanks.

Operator:             Your next question comes from Kara Murphy with Chilton.

Kara Murphy:          Hi guys.

Gary Stern:           Good morning.

Mitchell Cohen:       Hey, Kara.

Kara Murphy:          I was hoping you could give us the amortization
                      rates on the portfolio sales versus the call center collections and then if you could just remind us what last quarter and last year were as well.

Mitchell Cohen:       That I can't do. I can't give you what we collected
                      in-house versus what we collected from our servicers.

Kara Murphy:          Can you give us a sense of has that changed the overall
                      amortization rate?

Mitchell Cohen:       I think what we're doing is we're collecting a little bit
                      more in-house now -- a little bit more.

Kara Murphy:          Meaning that amortization rates have gone down on the
                      in-house collections.

Mitchell Cohen:       No I'm just talking in general, saying that we are
                      starting to collect a little bit more in-house now.

Kara Murphy:          Oh as opposed to the outsource.

Mitchell Cohen:       Correct.

Kara Murphy:          And how does that affect the amortization rate?

Mitchell Cohen:       Of being, you know, instead of being a couple of
                      hundred thousand dollars, a million - it's up to about - a little bit more than, over it's maybe what? We're actually just thinking about the actually - can you hold on?

                      Yeah they're just a little quick computation.

Gary Stern:           The collections in-house are running 15% to 20% of the
                      collections through this quarter.

Mitchell Cohen:       Again that may not be next quarter.

Gary Stern:           Yeah it may change but we are - yeah we're not - yes
                      that's - what it's probably about 15% to 20% and that could vary though quarter-to-quarter.

Operator:             Your next question comes from the line of Jeff Nevins with
                      First Analyst.

Jeff Nevins:          Could you provide the gross collections in the March
                      quarter as well as the year-ago period?

Mitchell Cohen:       I can. Give me a second.

Jeff Nevins:          And my other question while you're grabbing that
                      number is how do you think about any macro indicators that are out there that you, you know, keep your pulse on so one day you may wake up or take a look at a number and say this is going to impact the supply of our portfolios that are on the market or, you know, this is going to impact the pricing environment? Is there one indicator out there that you typically track to monitor that?

Mitchell Cohen:       I don't know that we follow the economy all too
                      closely. We - of course events in the economy do lead to certain things in our business. But, you know, right now depending upon who listen to in the economy is doing either very well or very bad.

                      You know, it would be difficult to have oil prices in the high 60s and a real good economy, in my humble opinion. And, you know, our business is sort of built upon distressed consumer receivables. So people have heard me say many times that what's worse for the consumer is good for companies like us. It sounds horrible but yet it's true. But, you know, I don't know that anything is really out there at the moment that's keeping us up at night in the economy for sure.

                      As for the gross collections for the quarter they were $145 million for this year and $104 million last year - $105 million last year for the six months ended.

Operator:             Your next question comes from the line of Daniel Szemis
                      of Chilton Investment.

Daniel Szemis:        Hi, thank you. It sounds just a little bit simplistic that you buy portfolios, you collect the best accounts, and you sell the inferior accounts to other. Now granted you guys are pretty smart but there's a lot of smart people out there. So how do you get the edge in purchasing these accounts?

Mitchell Cohen:       Okay I was kind of anticipating the question. What we do
                      is we don't have collectors really that are - what we do is find - isolate the part of the portfolio that is better, meaning rich in assets and jobs, homes, etcetera and we sue people. And we use a very heavily weighted suit strategy. Yeah it's not as simplistic as saying we buy a portfolio and we call out the bottom. What we do at the top is where we maximize our dollars. But the better part of the portfolio is being sued so we believe we're going to collect more dollars on that portfolio over a longer period of time. So, you know, it's not as simple as just buying it and saying the bottom is bad. The good and the top is good. You have to maximize the top by using a suit strategy.

Gary Stern:           Yeah and this is Gary. And I think what you were asking is saying that other people are smart as well so you're probably questioning why they would buy the paper. Is that part of what your thought process is?

                      Well some people can buy paper for various reasons. You may have a law firm that can collect certain paper that we opt not to use a suit strategy on that cost a lower. There could be various reasons which we probably not want to get into for competitive reasons. But there are reasons other people will buy paper. They may be - one other could be a smaller debt buyer that does not buy an entire portfolio, say a specific portfolio.

Man:                  (Unintelligible).

Mitchell Cohen:       What might be difficult for us to collect in one
                      particular region in the country might be easy for somebody else to collect.

Operator:             Your next question is a follow-up question from Audrey
                      Snell with Think Equity Partners.

Audrey Snell:         Yeah is it fair to conclude that because of the
                      change in some of the composition of what you could just saying especially Chapter 13 paper as well as a heavier use of the litigation channel that you are correcting faster than expected and that would explain why your amortization rate is climbing?

Mitchell Cohen:       No we - by the way just as everybody should know,
                      we did buy our first two Chapter 13 portfolios recently and we will give it - those to our newly acquired subsidiary (beta). But no, the answer is that's not where we're getting any of our collections coming in faster. In fact 13 will probably come in slower.

Operator:             Your next question is a follow-up question from Bill
                      Dezellem with Tieton Capital Management.

Bill Dezellem:        Okay thank you. We had a couple of additional follow-ups.
                      First of all, relative to the minimum credit card payment doubling, what impact have you seen at this point or is it simply too early to answer the question in terms of portfolio opportunities, etcetera? And then the second question is that we have been under the impression that oftentimes the sale of defaulted portfolios tend to take place at the end of the quarters as the banks are evaluating things, their portfolio at quarter end but you ended up having a rather large amount of purchases in the early part of the fiscal Q3. What are the dynamics there or are we simply wrong in our perception?

Mitchell Cohen:       Banks don't, you know, banks do typically sell at
                      the end of the quarter but they do, you know, that leaves you a whole other 60 days to buy a portfolio. So, you know, we do see credit card portfolios at the beginning of a quarter as well.

Man:                  Gary?

Gary Stern:           Yeah well I mean it's all across the board. There are
                      portfolios available a little bit more heavily toward the end of the quarter but throughout the quarter. And in answer to the question as far as the credit - minimum credit card payment increases, we didn't buy that much credit card paper in the last four months because we didn't see that much and we didn't see that much we liked.
                      But we do think and what we're hearing that they'll be quite a bit made available in the next short period of time. Whether we're successful buying that or not remains to be seen. So depending on the size of these portfolios we probably would be in the position to comment on that, you know, in the near future.

                      So what I think really happened from our perspective is that with this big amount of purchases that we made to the December quarter, we anticipated somewhat of a slowdown in credit card offerings, at least the ones that we saw. So with that being said we still were very fortunate.

                      We bought a $55 million judgment portfolio at a very attractive price, purchased probably about another $130 million of credit card paper. We're able to buy paper from two to three new sellers this quarter which we were very happy about.

                      One was very small in nature but that got us a foot in the door where we're going to be offered paper on a quarterly basis as they sell. And the other could be a large seller but, you know, we're pleased with that. So we think that there'll be a lot more credit card paper coming to the market shortly but we're not limited to that. We're very experienced in other aspects.

Mitchell Cohen:       And it's also consistent with what we said at the end of
                      our first quarter.

Gary Stern:           Yeah we bought quite a bit of consumer finance paper and
                      quite a bit of retail and stolen paper and that particular portfolio was the second buy we made. We made a very successful buy several years ago from the same seller so we had the insight as to liquidation rates which were very good. So we went back and bought this, you know, it was competitively bid but we bought it at what we deemed to be a very attractive price.

                      As a matter of fact we're now looking seriously at our first medical portfolio, which is very small which is consistent to how we enter markets. When we entered the telecom market we entered it small at the beginning, got experience and now we're buying quite a bit of telecom paper, price sensitive again. It could be next quarter we say we didn't buy much at all because we weren't happy with the price.

                      Credit card we've been doing for many years, telecom now for several years. Now if we buy this medical portfolio it's extremely small. We're taking our time and we're getting some experts to help guide us on values because we've said before that, you know, we are not that experienced in buying medical paper. And the last thing we want to do is make a mistake.

                      We can afford to make a small mistake but not a big mistake. So we're getting several opinions on the paper and if we can buy that, what we deem the attractive price and a very safe price we'll do it. Otherwise we'll pass. But we are now exploring the medical market.

                      Now if a large portfolio comes across our desk, it's a quiet deal that we know is a screaming buy then we're not going to hesitate to buy it. If we have several groups look at it with us, some of which we'll be agencies that have had experience with this particular portfolio but buying large we start small and then grow. So we are somewhat cautiously optimistic that we'll be able to buy a very small medical portfolio shortly.

Operator:             Your next question is a follow-up question from Kara
                      Murphy with Chilton.

Kara Murphy:          Hi. I just wanted to follow up, two things. Just on the
                      amortization rate of those sales versus cash collected. If you could just explain how the in-house collections would affect the overall amortization rate and then if you could just tell us if there were any impairments in the quarter.

Gary Stern:           Yeah it doesn't - Kara, I'll answer the first part and the second I guess Mitch. It doesn't really impact the amortization whether we collect here or we collect outside. It's just cash collection.

Mitchell Cohen:       Cash dollar collected is a cash dollar collected in our
                      mind.

Gary Stern:           For the second part of the question we have not yet
                      impaired any portfolios. I can't - I don't know that I can sit here and foresee the future but we - on an overall basis we love the look and makeup of our portfolio. At this time there's, you know, nothing too disturbing in the portfolio.

Mitchell Cohen: But that doesn't mean that, you know, next quarter we don't come up with something and hopefully if it is something it'll be something small.

Gary Stern:           Kara, I just want to add something. This is Gary
                      speaking again. You know, we're very pleased with the collections that we have been able to attain internally with the limited staff that we have. And we strongly believe that, you know, with the limited staff it's - we're at the right number of collectors.

Mitchell Cohen:       With the right balance.

Gary Stern:           They're very talented. They've been here for a
                      while. There's very little turnover and the collections speak for themselves and we do not want to increase that significantly because we feel as we could even increase that the turnover could increase, the results could not be as good. So we really believe that we're at the right balance at the present time.

Operator:             Your next question comes from the line of Justan Hughes
                      with Philadelphia Financial.

Justan Hughes:        Taking this follow up, I just wondered last year
                      you were able to grow your collection each quarter sequentially to fight the seasonality in the business.
                      This year, you know, you had this huge purchase in December. Could we see, you know, a similar type of core growth despite seasonality or could we see something better?

Mitchell Cohen:       Well there's a couple of ways to look at that question. We did make some big buys, you know, in the first couple of weeks of the third quarter. But the best collecting months in our opinion is January and February, so coming out of this quarter I don't know that you can or I don't even know that we can come up with the answer as to whether or not the collection would continue to grow. I would hope that they continue to grow.

                      Again it's really a function of the first quarter buys are older buys and the new buys. The new buys are very new so we really don't have anything to go forward on them yet. The collections in April, May and June generally tend to tail off as we get towards - after the, yeah after May. I'm walking a tightrope here, if you understand. I don't want to go out on a limb and say collections are going to grow. I have a good feeling that what we have in our portfolio is very good, coupled with our $1.1 (billion) or so that we just purchased in this quarter.

Operator:             Your next question comes from the line of Audrey Snell
                      with Think Equity Partners.

Gary Stern:           Audrey.

Audrey Snell:         This is my last one. Can you shed some light on the
                      (unintelligible) this - is this third quarter that you purchased and you mentioned in your press release that the quarter is off to a strong start because of large purchases (unintelligible) collecting?

Gary Stern:           Audrey, I have to apologize. Could you just say that again because it was very unclear. It's - could you repeat that?

Audrey Snell:         Sure. You mentioned in your press release you're off to a
                      strong start in Q3, purchasing a large amount of paper. I just wanted some feedback on the composition of the paper and how it seems to be collecting initially/

Mitchell Cohen:       Well it's brand new. It's been - obviously it by nature it can't be more than five weeks old.

Gary Stern:           Right.

Mitchell Cohen:       So the composition is we bought a lot of consumer
                      finance paper, retail installment contracts which we purchased in the past and had very good success with and we purchased some telecom paper.

Gary Stern:           Right. So I would say in excess of $300 million in retail
                      installment paper, in excess of $600 million in consumer finance and the rest is telecom for this - for the last four or five weeks and...

Mitchell Cohen:       But to say how it's collecting after five weeks would not
                      be...

Gary Stern:           Yeah. I mean it's - well it's not actually five weeks. A
                      couple of deals...

Mitchell Cohen:       Yeah...

Gary Stern:           Just closed recently, you know, so it, you know, we
                      buy this and purchase this with the same expected results as in the past, so we as a matter of fact these pools all have cash flow. We bought these with - which is atypical of a charge-off portfolio. We bought each of those larger pools including paying accounts with some cash flow.

Operator:             Your next question comes from the line of Steve Delaney
                      with Flagstone Securities.

Steve Delaney:        Hey guys, just one quick follow up. This - Mitch,
                      this is in response to those gross collection numbers you gave out for six months '06 versus '05. Just looking at it, it looks like the net relative to gross went down from 75% last year first six months to 70% and I just wanted to confirm that is that just a function you had a higher percentage of portfolio resales and therefore the net was higher last year? Or are you actually paying more? I don't believe you're paying more to have the paper collected, are you?

Mitchell Cohen:       No, we're not. That's a good question. We're - a
                      lot of times when we get to the level of suit strategy we're advancing court costs in that line, in the commissions or the contingency fees. So as we advance, you know, as we advance court costs they're buried in that line of commissions and fees. So when we come out of a quarter where we have large buys, you would expect that number to rise but it really has nothing to do with the level of contingency that the lawyers or our collection agencies are working on them. We are holding that pretty well steady at about 30%.

                      Did I answer your question, Steve?

Operator:             Your next question comes from the line of Daniel Szemis
                      with Chilton Investments.

Daniel Szemis:        Oh hi. Could you just give us a little bit of
                      color? The answer that you provided regarding or the discussion that you had regarding selling portfolios was a little confusing to me. You mentioned you don't flip paper. It could be 90 days. It could be five years. You sell it on an opportunistic basis. You sell when someone comes in and offers you three to four times what you paid for it. All of that was a little bit just all over the place sounded to me.

                      Maybe you could talk about the portfolios that you sold in the most recent quarter. You know, when did you originally purchase them? How much did you collect off of them before they were sold and then how much did you get added to the economics by selling the remainder?

Mitchell Cohen:       Can you let him hang on the line because I don't want to
                      lose him. First we don't sell portfolios. We sell accounts.

Daniel Szemis:        Okay.

Mitchell Cohen:       So we sell sub-accounts of various portfolios so the
                      composition wouldn't be from one portfolio. So I'm having a little trouble understanding the question.

Daniel Szemis:        Well you must do some analysis to evaluate what
                      the total economics are of when you purchased a portfolio on kind of unit level economics. You bought a portfolio.
                      What did (unintelligible) in return on that portfolio to evaluate your success and what figuring how much you had originally paid for it. And so I'm just trying to understand a little bit more about, you know, how that's gone recently and what component of that return has come from selling off accounts?

Mitchell Cohen:       What component of the return is coming from selling
                      off the account? What I can tell you is that for the quarter it was 22% of our net collections for this year and for the six months 26% of our net collections for the six months. Now I know that's not really answering your question. But, you know, we're in the type of business where when we look at our portfolios and then take - look at the bottom of the portfolio and look and see what we - what I not having a judgment or is not judgment ability to it or an asset or a home and then evaluate it from there.

Gary Stern:           But I just want to mention something. Cash is cash
                      so for our financial purposes if we sell the portfolio for let's say 6 cents and it mean $1 million cash in that particular - we sell a portfolio of assets spread out let's say over five different purchases that cash is delegated to a specific portfolio just like cash coming in in-house or cash coming in from a law firm or agency.

Daniel Szemis:        I understand. Maybe I can just narrow it down a
                      little bit. Of the accounts that you sold or sub-accounts that you sold this latest quarter, when did you originally purchase those?

((Crosstalk))

Gary Stern:           It's all across the board. I mean some of it was purchased five years ago. Some of it was purchased, you know, six months ago. It's really a mix of - it's all across the board.

Daniel Szemis:        No weighted average time or anything like that?

Gary Stern:           We could see - we don't have that in front of us but
                      if you want...

Mitchell Cohen:       We can get that for you.

Gary Stern:           We can easily get that for you.

Daniel Szemis:        Okay.

Gary Stern:           But...

Daniel Szemis:        All right, well I'll follow up then.

Mitchell Cohen:       Okay.

Gary Stern:           Okay.

Daniel Szemis:        Thank you.

Gary Stern:           Thank you.

Operator:             Gentlemen, there are no further questions at this time.

Gary Stern:           Thank you for participating in our second quarter
                      conference call. As always, should you have any additional questions feel free to call Mitchell or myself. Thank you for your interest and support and we look forward to speaking with all of you again next quarter to discuss
                      Asta's third quarter results.

                      Have a pleasant day.

Operator:             This concludes today's teleconference.  You may now
                      disconnect.


                                       END